UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 22, 2019, Velan Capital, L.P. and the other members of its group issued the following press release:

Velan Announces Progenics Pharmaceuticals Stockholders Support its Campaign for Change at Progenics’ 2019 Annual Meeting

Final Voting Results Confirm that Approximately Two-Thirds of the Votes Cast Were Against the Re-Election of Peter Crowley and Michael Kishbauch

Stockholders Also Show Discontent with the Performance of CEO Mark Baker with Significant Portion - ~36% of the Votes Cast Against His Re-Election

Strong Stockholder Support Against Targeted Board Members Demonstrates Clear Dissatisfaction with the Status Quo and Need for Accountability and Stockholder Representation in the Boardroom

ALPHARETTA, Ga., July 22, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with the other members of its group, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”)(NASDAQ: PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today announced that the final results of Progenics’ 2019 Annual Meeting of Stockholders (the “Annual Meeting”) confirm that stockholders have endorsed Velan’s campaign for change at Progenics by voting against the re-election of Peter Crowley and Michael Kishbauch to the Progenics Board of Directors (the “Board”) at the Annual Meeting, thereby requiring Messrs. Crowley and Kishbauch to tender their resignations to the Board, which will become effective upon acceptance by the Board. While Velan is extremely pleased to have received the support of its fellow Progenics stockholders, Velan remains deeply disappointed with the Board’s continued refusal to reach a collaborative resolution that reflects the degree of change that it believes is necessary to put the Company on the right path forward.

According to the final voting results for the Annual Meeting, which have been certified by the independent inspector of election, Velan notes the strong stockholder support:

•	~65% of the votes cast (excluding abstentions) were against the re-election of Messrs. Crowley and Kishbauch.
•	~36% of the votes cast (excluding abstentions) were against the re-election of CEO Mark Baker despite Velan only recommending that stockholders vote against Messrs. Crowley and Kishbauch, indicating stockholders’ lack of confidence in his leadership.
•	Three other directors – Dr. Karen Ferrante, Dr. David Scheinberg and Ms. Nicole Williams – received more than 15 million votes against or abstained on their election, further indicating stockholders’ dissatisfaction with the Board’s oversight of Progenics above and beyond Velan’s campaign directive.

Bala Venkataraman, Managing Partner at Velan, commented, “We would like to thank all stockholders who came out to vote at the Progenics Annual Meeting and who supported our campaign for change at Progenics. All stockholder opinions are welcome given a common goal – improving Progenics and getting products to cancer patients. Through this decisive vote, stockholders have sent a clear message that the status quo is unacceptable, and the remaining directors need to put Progenics on the right path to value creation. Destroying value or ignoring responsibilities will not be tolerated.”

At the Annual Meeting held on July 11, 2019, Velan made it clear to the Board that it was displeased that the proxy contest went to a vote given the strong stockholder support for Velan’s call for change and expressed its continued desire to reach a collaborative resolution with the Company that reflects the degree of change necessary to put the Company on the path to success.

Indeed, following the Annual Meeting, Velan continued its efforts to reach a settlement with the Company, including by offering to re-arrange its scheduled meetings the day after the Annual Meeting in order to have an in-person meeting with the remaining non-targeted Board members in New York City. While Velan was understanding that the meeting could not be scheduled due to time constraints, it was disappointed that Mr. Baker and Mr. Bradley Campbell were the only remaining non-targeted Board members available for their subsequent call held on July 15, 2019.

Unfortunately, the call proved fruitless as the Board stubbornly and continually rebuffed Velan’s attempts to negotiate in good faith, despite Velan’s campaign for change having received the support of a majority of Progenics stockholders.

The ultimate sticking point for the Board is Velan’s request to participate in the boardroom, even in a NON-VOTING observer manner. We bring substantial operational and financial expertise in the pharmaceutical industry – why would the Board continue to refuse the non-voting participation of one of its largest stockholders? We think the answer is clear – to avoid having individuals in the boardroom that are willing to stand up to the troubling status quo.

During the July 15th discussion with Messrs. Baker and Campbell, Velan reiterated its prior offer and only made two new requests:

1.	That the removal of Messrs. Crowley and Kishbauch remain effective per the directive provided by all stockholders; and
2.	That all directors own a minimum of 50,000 shares of Company common stock in order to create alignment with stockholders.

The Board rejected this proposal, illustrating its natural entrenchment reflex and continued refusal to engage with Velan on terms that we believe are reasonable, especially considering the support by a majority of stockholders. To date, the Board has never made or accepted a single proposal providing any Board representation, voting or non-voting, to any Velan participant.

Furthermore, the Board issued additional stock options to Messrs. Crowley and Kishbauch even though they were NOT re-elected at the Annual Meeting. These options vest on a monthly basis, so each month that goes by without accepting the resignations of these two directors mean they further dilute stockholders (again). Unfortunately, even with the removal of these two directors, the remaining directors continue to be tone-deaf and defiant of stockholder values.

Stockholders have spoken and we believe the mandate is clear. It is time for the Board to take its responsibilities at Progenics seriously or face the prospect of continued broad discontent and the potential for further steps to protect the interests of all stockholders.

Investor contact:

Deepak Sarpangal

(415) 677-7050

info@velancapital.com